NEWS RELEASE for August 3, 2004

Contact: Michael Mason (investors)          Eric Friedman, CFO
         Allen & Caron Inc                  Integrated BioPharma Inc
         212 691 8087                       973 926 0816
         michaelm@allencaron.com            e.friedman@chemintl.com


                 INTEGRATED BIOPHARMA INC SELECTS ALLEN & CARON
           FOR CORPORATE COMMUNICATIONS, INVESTOR AND MEDIA RELATIONS

HILLSIDE, NJ (August 3, 2004) - Integrated BioPharma, Inc. (Amex:INB), a well-established biopharma company supplying active pharmaceutical ingredients, developing new biotech products and serving the varied needs of the nutraceutical industry, announced that it has selected Irvine, CA-based Allen & Caron Inc as its corporate communications, investor relations and media relations agency.

     Through its recent agreement to acquire the Hauser Contract Research Organization, one of the world's leading experts in technologies for the extraction, isolation, purification and synthetic modification of natural products, INB through its wholly owned subsidiary, Paxis Pharmaceuticals, is well-positioned to be a leading supplier of paclitaxel, the generic active pharmaceutical ingredient (API) widely used in current cancer therapies and in many of the next generation cancer therapies already in advanced stage clinical trials.

     Chairman and CEO Gerald Kay said, "We have selected Allen & Caron due to their experience and ability to assist us in properly positioning the Company and increasing our visibility within the investment community. Allen & Caron will help us in the dissemination of corporate information to the investment community, as well as to industry and financial media."

     Allen & Caron Chairman and CEO Joe Allen said, "We're impressed with the Company's business and acquisition program. We believe that our ability to communicate its story will increase liquidity and institutional holdings of the Company's securities."

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About Allen & Caron Inc

     Allen & Caron is a full service corporate, investor and marketing communications agency serving the needs of public companies. The Allen & Caron international client base includes emerging growth companies in a range of industry segments. The firm maintains offices in Irvine, CA, New York City and London. For more information, please visit www.allencaron.com.

About Integrated BioPharma Inc (INB)

     INB serves the pharmaceutical, biotech and nutraceutical industries. Through several wholly owned subsidiaries, INB develops, manufactures and distributes more than 130 products worldwide. Its subsidiary, Paxis Pharmaceuticals, Inc., develops and operates a state-of-the-art GMP facility for the production and sale of paclitaxel and related drugs. Through its biotech subsidiary, NuCycle Therapy, Inc., INB is developing human therapeutics and preventive cancer compounds in transgenic plants. Further information is available at www.iBioPharma.com.

     Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.